Exhibit 3.1


                                February 3, 1998


Delaware Management Company, Inc.
One Commerce Square
Philadelphia, Pennsylvania  19103


         Re:      Delaware Group Unit Investment Trust, Series 16

Ladies/Gentlemen:

         We have served as special counsel for Delaware Management Company, Inc., as Sponsor and Depositor (the "DEPOSITOR") of Delaware Group Unit Investment Trust, Series 16 (the "FUND"), in connection with the preparation, execution and delivery of a Trust Agreement dated February 3, 1998 and a Standard Terms and Condition of Trust dated May 6, 1997 (collectively, the Indenture) each of which are between Delaware Management Company, Inc., as Depositor and The Chase Manhattan Bank, as Evaluator and Trustee, pursuant to which the Depositor has delivered to and deposited the securities listed in Schedule A to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued in the name of the Depositor documents representing units of fractional undivided interest in and ownership of the Fund created under said Trust Agreement.

         In connection therewith we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:

                  1. The execution and delivery of the Indenture and the execution and issuance of certificates evidencing the units of the Fund have been duly authorized; and

                  2. The certificates evidencing the units of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Indenture, will constitute valid and binding obligations of the Fund and the Depositor in accordance with the terms thereof.

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         We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement (File No. 333-44709) relating to the units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                            Respectfully submitted,



                                            CHAPMAN AND CUTLER

MJK/slm